EXHIBIT 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
Introduction
On May 8, 2023, MultiPlan completed the acquisition of Benefits Science LLC ("Benefits Science Technologies" or "BST").
MultiPlan acquired BST for aggregate consideration of $160.0 million paid at the closing of the Acquisition in the form of (i) cash consideration in an aggregate amount of approximately $140.8 million, subject to customary adjustments for working capital, cash, indebtedness and transaction expenses set forth in the Purchase Agreement; and (ii) stock consideration of 21,588,652 shares of Company Class A common stock, par value $0.0001 per share (the "Company Common Stock"). Upon the closing, BST became a wholly owned, indirect subsidiary of MultiPlan.
Following the consummation of the transactions contemplated by the Purchase Agreement, the co-founders of BST and certain of its other employees and service providers who will be employed or engaged by MultiPlan will be eligible to participate in a long-term incentive and retention program, to be established by MultiPlan for their benefit and for the benefit of certain other employees of MultiPlan. Pursuant to this incentive and retention program, cash payments will be made to each participant if: (i) subject to limited exceptions, such participant remains employed or engaged by the Company through the date of payment; and (ii) certain threshold, target and maximum annual recurring revenue targets relating to the business of BST are met over the course of five years, weighted towards the years 2024-2026. The aggregate potential cash payments under this plan are $66.0 million if the target annual recurring revenue targets are achieved, with additional aggregate potential cash payments of $16.5 million if the maximum annual recurring revenue targets are achieved.
The following unaudited pro forma combined financial information has been prepared in accordance with Article 11 of Regulation S-X and has been prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, the aggregate purchase consideration will be allocated to BST’s assets acquired and liabilities assumed based upon their estimated fair values at the date of completion of the acquisition. The process of valuing the net assets of BST immediately prior to the acquisition, as well as evaluating accounting policies for conformity, is preliminary. Any differences between the estimated fair value of the consideration transferred and the estimated fair value of the assets acquired and liabilities assumed will be recorded as goodwill. Accordingly, the aggregate purchase consideration allocation and related adjustments reflected in this unaudited pro forma combined financial information are preliminary and subject to revision based on a final determination of fair value. Refer to Note 1 - Basis of Presentation for more information.
The unaudited pro forma combined financial information is presented to illustrate the estimated effects of the acquisition and based on the historical financial position and results of operations of MultiPlan and BST. It is presented as follows:
•the unaudited pro forma combined balance sheet as of December 31, 2022 was prepared based on (i) the historical consolidated balance sheet of MultiPlan as of December 31, 2022 and (ii) the historical balance sheet of BST as of December 31, 2022, giving effect to the acquisition as if it had occurred on December 31, 2022.
•the unaudited pro forma combined statement of loss for the year ended December 31, 2022 was prepared based on (i) the historical audited statement of loss and comprehensive loss of MultiPlan for the year ended December 31, 2022 and (ii) the historical audited statement of operations of BST for the year ended December 31, 2022, giving effect to the acquisition as if it had occurred on January 1, 2022.
The historical financial statements of MultiPlan and BST have been adjusted in the accompanying unaudited pro forma combined financial information to give effect to pro forma events that are transaction accounting adjustments which are necessary to account for the acquisition in accordance with generally accepted accounting principles in United States of America (“U.S. GAAP”). The unaudited pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.
The unaudited pro forma combined financial information should be read in conjunction with the audited financial statements of MultiPlan included in its Annual Reports on Form 10-K and of the audited annual financial statements of BST that are included in this Form 8-K as exhibit 99.2. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma combined financial information.
The unaudited pro forma combined financial information presented is for illustrative and informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates set forth above, nor is it indicative of the future results or financial position of the combined company.

MULTIPLAN CORPORATION
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
(in thousands, except share and per share data)

	MultiPlan as of December 31, 2022 Historical	BST as of December 31, 2022 Historical	Transaction Accounting Adjustments	Ref.	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$334,046	$1,268	$(136,821)	(a)	$187,239
			(11,254)	(b)
Restricted cash	6,513				6,513
Trade accounts receivable, net	78,907	1,427			80,334
Prepaid expenses	22,244	340			22,584
Prepaid taxes	1,351		3,341	(e)	4,692
Other current assets, net	3,676				3,676
Total current assets	446,737	3,035	(144,734)		305,038
Property and equipment, net	232,835	2,809			235,644
Operating lease right-of-use assets	24,237	337			24,574
Goodwill	3,705,199	—	119,498	(c)	3,824,697
Other intangibles, net	2,940,201	—	31,700	(c)	2,971,901
Other assets, net	21,895	23			21,918
Total assets	$7,371,104	$6,204	$6,464		$7,383,772
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,295	$519			$13,814
Accrued interest	57,982				57,982
Operating lease obligation, short-term	6,363	151			6,514
Current portion of long-term debt	13,250	1,000	(1,000)	(d)	13,250
Accrued compensation	34,568				34,568
Accrued legal settlements	33,923				33,923
Other accrued expenses	16,463	483			16,946
Total current liabilities	175,844	2,153	(1,000)		176,997
Long-term debt	4,741,856	4,048	(4,048)	(d)	4,741,856
Operating lease obligation, long-term	20,894	214			21,108
Private Placement Warrants and Unvested Founder Shares	2,442				2,442
Deferred income taxes	639,498		990	(e)	640,488
Other liabilities	28				28
Total liabilities	5,580,562	6,415	(4,058)		5,582,919
Shareholders’ equity:
Shareholder interests
Preferred stock, $0.0001 par value — 10,000,000 shares authorized; no shares issued	—				—
Common stock, $0.0001 par value — 1,500,000,000 shares authorized; 666,269,623 issued; 639,152,217 shares outstanding	67				67
Additional paid-in capital	2,330,444	398	(398)	(f)	2,330,444
Retained deficit	(347,800)	(609)	(11,254)	(b)	(356,703)
			609	(f)
			2,351	(e)
Treasury stock — 27,117,406 shares	(192,169)		19,214	(g)	(172,955)
Total shareholders’ equity	1,790,542	(211)	10,522		1,800,853
Total liabilities and shareholders’ equity	$7,371,104	$6,204	$6,464		$7,383,772

EXHIBIT 99.3
MULTIPLAN CORPORATION
UNAUDITED PRO FORMA COMBINED STATEMENT OF LOSS AND COMPREHENSIVE LOSS
(in thousands, except share and per share data)

	MultiPlan for the Year Ended December 31, 2022 Historical	BST for the Year Ended December 31, 2022 Historical	Transaction Accounting Adjustments	Ref.	Pro Forma Combined
Revenues	$1,079,716	$11,094			$1,090,810
Costs of services (exclusive of depreciation and amortization of intangible assets shown below)	204,098	2,930			207,028
General and administrative expenses	166,837	8,828			175,665
Depreciation	68,756	10			68,766
Amortization of intangible assets	340,536	563	2,995	(i)	344,094
Loss on impairment of goodwill and intangible assets	662,221				662,221
Total expenses	1,442,448	12,331	2,995		1,457,774
Operating loss	(362,732)	(1,237)	(2,995)		(366,964)
Interest expense	303,401	474	(474)	(ii)	303,401
Interest income	(3,500)	(8)	8	(ii)	(3,500)
Gain on extinguishment of debt	(34,551)				(34,551)
Gain on investments	(289)				(289)
Gain on change in fair value of Private Placement Warrants and Unvested Founder Shares	(67,050)				(67,050)
Net loss before taxes	(560,743)	(1,703)	(2,529)		(564,975)
Provision (benefit) for income taxes	12,169		(1,064)	(iii)	11,105
Net loss	$(572,912)	$(1,703)	$(1,465)		$(576,080)

Weighted average shares outstanding – Basic	638,925,689		21,588,652	(iv)	660,514,341
Weighted average shares outstanding – Diluted	638,925,689		21,588,652	(iv)	660,514,341

Net loss per share – Basic	$(0.90)				$(0.87)
Net loss per share – Diluted	$(0.90)				$(0.87)

Comprehensive loss	$(572,912)	$(1,703)	$(1,465)		$(576,080)

1.Basis of Pro Forma Presentation
The unaudited pro forma combined financial information has been prepared by MultiPlan in connection with MultiPlan’s acquisition of BST, a next generation data and advanced analytics company that combines modern data science, including machine learning and artificial intelligence, with deep expertise in healthcare to deliver solutions that reduce the cost of care and improve health outcomes, and is based on the historical consolidated financial statements of MultiPlan and the historical financial statements of BST, as adjusted to give effect to the pro forma adjustments. MultiPlan and BST’s historical financial statements were prepared in accordance with U.S. GAAP. There were no material transactions and balances between MultiPlan and BST for any periods presented.
The accompanying unaudited pro forma combined financial information and related notes were prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with MultiPlan considered the accounting acquirer of BST. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma combined balance sheet, the purchase price consideration has been allocated to the assets acquired and liabilities assumed of BST based upon management’s preliminary estimate.
The excess of the purchase price consideration over the fair value of assets acquired and liabilities assumed is allocated to goodwill. Accordingly, the purchase price allocation and related adjustments reflected in the unaudited pro forma combined financial information are preliminary and subject to adjustment based on a final determination of fair value. The purchase price consideration as well as the estimated fair values of the assets and liabilities will be updated and finalized as soon as practicable, but no later than one year from the closing of the acquisition. The final determination of fair values of assets acquired and liabilities assumed relating to the acquisition could differ materially from the preliminary allocation of aggregate purchase consideration.
The unaudited pro forma combined financial information does not reflect any anticipated synergies or dis-synergies, operating efficiencies or cost savings that may result from the acquisition and any integration costs that may be incurred. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The unaudited pro forma combined financial information is provided for illustrative purposes only and do not purport to represent or be indicative of the consolidated results of operations or financial condition of MultiPlan had the BST acquisition been completed as of the dates presented and should not be construed as representative of the future consolidated results of operations or financial condition of the combined entity.

2.Provisional purchase price allocation
The acquisition is being accounted for as a business combination using the acquisition method of accounting, whereby the assets acquired and liabilities assumed are recognized based upon their estimated fair values at the acquisition date, under ASC 805.
The fair values of the assets and liabilities in the unaudited pro forma combined financial statements are based upon a preliminary assessment of fair value and may change when the final valuation of assets acquired and liabilities assumed and working capital settlements are made. MultiPlan expects to finalize the purchase price allocation as soon as practicable, but no later than one year from the acquisition date. Assuming the acquisition was consummated on December 31, 2022, the preliminary purchase price for BST would be $156.0 million, inclusive of adjustments for working capital, cash on hand, and indebtedness.
MultiPlan estimated total acquisition consideration and the preliminary allocation of fair value to the related assets and liabilities as follows:

(in thousands)
Total consideration transferred	$156,035

Cash and cash equivalents	1,268
Trade accounts receivable, net	1,427
Prepaid expenses	340
Property and equipment, net(1)	2,809
Operating lease right-of-use assets	337
Other assets	23
Other intangibles, net(2)	31,700
Accounts payable	(519)
Other accrued expenses	(483)
Operating lease obligation, short-term	(151)
Deferred income taxes	—
Operating lease obligation, long-term	(214)
Total identifiable net assets	36,537

Goodwill	$119,498
(1)Includes capitalized software of $2.8 million.
(2)Includes client relationships of $21.1 million with a remaining useful life of 20 years, technology of $9.7 million with a remaining useful life of 5 years, and non-compete agreements of $0.9 million with a remaining useful life of 5 years. The weighted average remaining useful life of the acquired intangibles subject to amortization is 10 years.
A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the amortization expense of approximately $0.3 million for the year ended December 31, 2022. Pro forma amortization is preliminary and based on the use of straight-line amortization. The amount of amortization following the acquisition may differ significantly between periods based upon the final value assigned and estimated useful life used for each identifiable intangible asset.

3.    Transaction Accounting Adjustments
Transaction adjustments to the unaudited pro forma combined balance sheet:
The following provides explanations of the various adjustments to the unaudited pro forma combined balance sheet:
(a)Reflects adjustment to cash and cash equivalents to reflect the Cash Purchase Price.

(in thousands)	Amount
Preliminary purchase price prior to adjustments	$160,000
BST cash on hand	1,268
BST indebtedness	(5,233)
Stock consideration	(19,214)
Net pro forma transaction accounting adjustment to cash and cash equivalents	$136,821
(b)Represents the payment and estimated acquisition costs of $11.3 million and reflected as a reduction to retained earnings. Acquisition costs consist of legal advisory, financial advisory, accounting and consulting costs.
(c)Represents $31.7 million of incremental fair value recognized for intangible assets acquired by MultiPlan, as well as a $119.5 million adjustment to reflect the total goodwill resulting from the acquisition. Refer to Note 2 for additional detail regarding the intangible assets acquired.
(d)Represents the settlement of BST’s historical indebtedness in connection with the acquisition.
(e)Reflects deferred taxes resulting from the pro forma amortization of the fair value adjustments primarily related to the acquired intangible assets based on the estimated blended statutory tax rate of approximately 25.0%. The tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the tax rates used for the pro forma financial information are estimated, the blended rate will likely vary from the actual rate in periods subsequent to completion of the acquisition. This determination is preliminary and subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.
(f)Reflects the elimination of BST’s historical equity balances.
(g)Reflects the 21,588,652 shares of the Class A Common Stock of the Company issued out Company’s treasury shares, reducing the treasury shares as of December 31, 2022 from 27,117,406 to 5,528,754.
Transaction adjustments to the unaudited pro forma combined statements of loss and comprehensive loss:
The following provides explanations of the various adjustments to the unaudited pro forma condensed combined statements of loss:
(i)Represents adjustments to intangible amortization of $3.0 million during the year ended December 31, 2022 related to added amortization expense associated with intangible assets acquired in the acquisition.
(ii)Reflects the interest expense and amortization of debt issuance costs associated with BST’s historical indebtedness, and the interest income associated with BST’s historical cash and cash equivalents.
(iii)Reflects a reduction in income tax expense for the year ended December 31, 2022 of $1.1 million associated with the transaction accounting adjustments, assuming a blended 25.0% statutory U.S. federal and state tax rates of the respective jurisdictions in which both MultiPlan and BST operate. BST prior to acquisition was taxed as a partnership for income tax purposes, therefore there is no historical tax provision. The pro forma financials reflect taxation of the historical business. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-acquisition activities, including cash needs, the geographical mix of income and changes in tax law. Because the statutory tax rates used for the pro forma financial information are estimated, the blended statutory rate will likely vary from the actual effective rate in periods subsequent to completion of the acquisition.
(iv)The following tables calculate the unaudited pro forma combined basic and diluted earnings per share, which is adjusted to reflect the pro forma net loss for the year ended December 31, 2022 as presented on the unaudited pro forma condensed combined statement of loss and the payment of the Equity Purchase Price described in note (g):

	Year Ended December 31, 2022
(in thousands, except per share amounts)	Basic	Diluted
Numerator:
Pro forma combined net loss	(576,080)	(576,080)
Denominator:
Pro forma weighted average shares outstanding	660,514,341	660,514,341
Pro forma net loss per share	$(0.87)	$(0.87)